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     Independent Auditor's Report - Attestation on Management's Assertion
           About Compliance With the Servicing Requirements of the BankAmerica Manufactured Housing Contract Trust Senior/Subordinate
                   Pass-Through Certificates, Series 1996-1
                      Pooling and Servicing Agreement


BankAmerica Manufactured Housing Contract Trust
 Senior/Subordinate Pass-Through Certificates, Series 1996-1
The First National Bank of Chicago, as Trustee

BankAmerica Housing Services, as Servicer:

We have examined the accompanying assertion made by management on BankAmerica Housing Services' (BAHS) compliance, as servicer, with the servicing requirements in Article IV of the related Pooling and Servicing Agreement (the "Agreement") for the BankAmerica Manufactured Housing Contract Trust Senior/Subordinate Pass-Through Certificates, Series 1996-1 dated as of June 1, 1996 among Bank of America National Trust and Savings Association, as seller, and BAHS, as seller and servicer, and The First National Bank of Chicago, as Trustee, for the year ended December 31, 1996. Management is responsible for BAHS' compliance with the aforementioned section of the Agreement. Our responsibility is to express an opinion on management's assertion about BAHS' compliance based upon our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about BAHS' compliance with the aforementioned sections of the Agreement and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on BAHS' compliance with those sections.

In our opinion, management's assertion that BAHS was in compliance with the aforementioned section of the Agreement for the year ended December 31, 1996, is fairly stated, in all material respects.


                                                      /s/  Ernst & Young LLP

January 31, 1997


       Ernst & Young LLP is a member of Ernst & Young International, Ltd.



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BANKAMERICA LETTERHEAD

March 27, 1997


            Management Report on BankAmerica Housing Services'
      Compliance, as Servicer, with the Servicing Requirements of the
              BankAmerica Manufactured Housing Contract Trust
        Senior/Subordinate Pass-Through Certificates, Series 1996-1
                     Pooling and Servicing Agreement

Management of BankAmerica Housing Services (BAHS), as Servicer, is responsible for compliance with the servicing requirements outlined in
Article IV of the Pooling and Servicing Agreement (the "Agreement") for the BankAmerica Manufactured Housing Contract Trust Senior/Subordinate Pass/Through Certificates, Series 1996-1 dated as of June 1, 1996 among Bank of America National Trust and Savings Association as a Contract Seller, BankAmerica Housing Services, an unincorporated division of Bank of America, FSB, as a Contract Seller and Servicer and The First National Bank of Chicago, as the Trustee.

Management has performed an evaluation of BAHS' compliance with the aforementioned section of the Agreement for the year ending December 31, 1996. Based upon this evaluation, management believes that, for the year ending December 31, 1996, BAHS, as Servicer, was materially in compliance with the aforementioned Article of the Agreement.


     /s/  JOHN W. WHEELER
--------------------------------
          John W. Wheeler
          Chairman and President


    /s/  Martin McNabb
--------------------------------
         Martin McNabb
         Executive Vice President and Senior Credit Officer


    /s/  Mary Churley
---------------------------------
         Mary Churley
         Assistant Vice President and Manager, Investor Servicing